Exhibit 21

PRINCIPAL SUBSIDIARIES OFSBC
COMMUNICATIONS INC.AS
OF DECEMBER 31, 2004

Name	State of Incorporation	Conducts Business Under

Illinois Bell Telephone Company	Illinois	SBC Illinois; SBC

Indiana Bell Telephone Company, Incorporated	Indiana	SBC Indiana; SBC

Michigan Bell Telephone Company	Michigan	SBC Michigan; SBC

Nevada Bell Telephone Company	Nevada	SBC Nevada; SBC

Pacific Bell Telephone Company	California	SBC California; SBC

Pacific Telesis Group	Nevada	Same

SBC International, Inc.	Delaware	Same

Southern New England Telecommunications Corporation	Connecticut	SBC East

SBC Internet Services, Inc.	California	SBC Internet Services

SBC Long Distance, Inc.	Delaware	SBC Long Distance

SBC Teleholdings, Inc. (f/k/a Ameritech Corporation)	Delaware	Same

Southwestern Bell Telephone, L.P.	Texas	SBC Arkansas; SBC Kansas; SBC Missouri; SBC Oklahoma; SBC Texas; SBC

Southwestern Bell Yellow Pages, Inc.	Missouri	SBC Yellow Pages

Sterling Commerce, Inc.	Delaware	Same

The Ohio Bell Telephone Company	Ohio	SBC Ohio; SBC

The Southern New England Telephone Company	Connecticut	SBC Connecticut

The Woodbury Telephone Company	Connecticut	Same; SBC

Wisconsin Bell, Inc.	Wisconsin	SBC Wisconsin; SBC